Exhibit 99.1

Robert J. Sullivan to Retire From TrueBlue Board

TACOMA, WA. – Mar. 10, 2011—TrueBlue, the leading provider of blue-collar temporary labor, announced today that Robert J. Sullivan has decided to retire from the company’s Board of Directors in May. Sullivan, 80, will not stand for re-election at the company’s annual shareholders’ meeting on May 11, 2011.

“Bob has been an invaluable member of the Board since he joined in 1994, including serving as chairman of the board from 2000 to 2008,” said Board Chairman Joe Sambataro. “He has been a trusted advisor and he has made a substantial contribution to the success of TrueBlue. We appreciate all he has done to help guide our company through his many years on the Board and his dedicated service to shareholders.”

Prior to joining TrueBlue’s Board, Sullivan served as a financial consultant to the company. During his extensive career Sullivan also served as Financial Officer and Division General Manager of American Express and related companies, and General Manager of Reserve Supply Company of Long Island. Sullivan’s career also included various key financial and executive management positions with PricewaterhouseCoopers, Bush Universal, Inc., Cablevision Systems, Inc., and Micron Products, Inc.

“It has been a great privilege to serve on the TrueBlue board,” said Sullivan, TrueBlue’s longest-standing director. “TrueBlue is a great company, with a Board focused on returning value to shareholders and a dedicated and talented management team, and I look forward to its continued success.”

About TrueBlue

TrueBlue, Inc. is a leading provider of blue-collar staffing. In 2010, TrueBlue connected approximately 300,000 people to work through the following brands: Labor Ready, Spartan Staffing, CLP Resources, PlaneTechs, and Centerline, and served approximately 175,000 businesses in the services, retail, wholesale, manufacturing, transportation, and construction industries. TrueBlue, Inc. is headquartered in Tacoma, Wash. For more information, visit TrueBlue’s website at www.TrueBlueInc.com